Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of AMN Healthcare Services, Inc. for the registration of 10,718,486 shares of its common stock and to the incorporation by reference therein of our report dated March, 29, 2010 with respect to the consolidated financial statements of NF Investors, Inc., and Nursefinders, Inc. included in its Current Report (Amendment No. 1 to Form 8-K) dated October 4, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, TX

December 17, 2010